Exhibit 99.1

MOUNTAINSEED AND PLUMAS BANCORP ANNOUNCE
SALE-LEASEBACK TRANSACTION

RENO, Nev., Feb. 15, 2024 (GLOBE NEWSWIRE) – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank, and MountainSeed are proud to announce a sale-leaseback deal valued at approximately $25.7 million. This transaction, which was completed on February 14, 2024, further exemplifies MountainSeed’s continued focus on sale-leaseback transactions and the advantages that this strategy affords community banks and credit unions.

MountainSeed Real Estate Services acquired nine properties operated as branches from Plumas Bank and leased each property back to the bank for a 15-year lease term. Plumas Bank will continue to operate the branch offices as usual.

MountainSeed and Plumas Bank have agreed to complete a second sale-and-leaseback transaction for three additional Plumas Bank properties. The sale is expected to be completed in March 2024.

“We are thrilled to work with Plumas Bank, and our capital markets team’s momentum is off to a strong start in 2024. In this specific transaction, the strategy is expected to improve the Bank’s earnings profile and increase their book value in a meaningful way. Everyone on their team has been a pleasure to work with throughout the process, and we are excited for a long-term relationship with such a well-run bank,” stated Patrick Roberts, Chief Revenue Officer at MountainSeed.

“This sale-leaseback transaction will result in significant benefits to both our shareholders and the communities that we serve,” said Andrew J. Ryback, Director, President and CEO of Plumas Bank and Plumas Bancorp. “The gains that we’ll generate from the transaction will be used to offset unrealized losses in our investment portfolio upon the restructuring of a portion of our portfolio. The restructure will result in higher yields and interest income streams for years to come while increasing our book value per share in the current period.”

Ryback added, “For our communities, this transaction commits us to serving them for the long term — 15 years with an option for 15 more. MountainSeed’s expertise helped to facilitate a powerful sales-leaseback transaction which supports our long-term objectives.”

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About MountainSeed
MountainSeed acts as a beacon of trust and innovation in the real estate and banking industries, serving as a partner to over 600 community banks and credit unions across 50 states. MountainSeed has become the most active acquirer of bank branches through sale-leaseback transactions. In addition, the company processes over $5 billion in commercial real estate transactions monthly, offering expertise to clients in the commercial real estate and lending industries. Their tech-enabled business provides clients access to a marketplace of products, services, and real estate data.

About Plumas Bank and Plumas Bancorp
Plumas Bank is a subsidiary of Plumas Bancorp (NASDAQ: PLBC), a bank holding company headquartered in Reno, Nevada. Plumas Bank is a locally managed, award-winning community bank founded in 1980 and headquartered in Quincy, California. With 15 branch offices in Northeastern California and Northern Nevada, and loan production offices in California and southern Oregon, Plumas Bank is one of the top performing community banks in the country. For more information regarding Plumas Bancorp and Plumas Bank, visit plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may" and include, among others, statements regarding future sales of Plumas Bank’s properties and the financial impacts of the sale and leaseback transactions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: The possibility that additional sales of real estate may be delayed or may not occur based on the results of MountainSeed’s due diligence or other factors, Plumas Bancorp’s ability to successfully execute its business plans and achieve its objectives; general economic and financial market conditions, either nationally or locally in areas in which Plumas Bancorp conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect Plumas Bancorp’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies and other risk factors described in the Plumas Bancorp’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2022 and the Form 8-K filed on February 15, 2023.

For further information or inquiries, please contact:
Patrick Roberts, Chief Revenue Officer, MountainSeed
Email: proberts@mountainseed.com
Phone: 404-710-9642

Jamie Huynh, Investor Relations, Plumas Bancorp
investorrelations@plumasbank.com

775.786.0907 x8908